FTI Consulting, Inc.

1101 K Street NW

Washington, DC 20005

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Announces the Election of Mark Bartlett as an Independent Director

Washington, DC, January 20, 2015 — FTI Consulting, Inc. (NYSE: FCN), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, today announced that the Board of Directors elected Mark S. Bartlett as a director of the Company, effective January 20, 2015. Mr. Bartlett joins the Board of Directors as an independent director, following the action of the Board to increase its overall size to nine directors from eight directors. Mr. Bartlett was also appointed as a member of the Audit Committee.

Mr. Bartlett, age 64, is a retired Ernst & Young LLP partner. Mr. Bartlett joined Ernst & Young in 1972 and worked there until his retirement in June 2012, serving as managing partner of the firm’s Baltimore office and senior client service partner for the mid-Atlantic region. He is a certified public accountant and has extensive experience in financial services, as well as other industries. Mr. Bartlett currently serves on the Boards of Directors of T Rowe Price Group, Inc. and Rexnord Corporation, which he joined in December 2013 and June 2012, respectively. He is also a director of The Baltimore Life Companies and Algeco/Scotsman Holding S.à r.l., which are both privately held.

“Mark brings over 40 years of financial and accounting expertise to our Board, providing services to global and multi-national companies,” said Gerard E. Holthaus, non-executive Chairman of the Board of Directors of FTI Consulting. “We are delighted to have Mark join us.”

Commenting on his appointment, Mr. Bartlett said, “I’m proud to be joining FTI Consulting’s Board. I’m looking forward to having the opportunity as a Board member to support the Company in its growth and strategic initiatives.”

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 4,200 employees located in 26 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management, strategic communications and restructuring. The company generated $1.65 billion in revenues during fiscal year 2013. More information can be found at www.fticonsulting.com.

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